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                                                                    EXHIBIT 4(g)

                               [METLIFE(R) LOGO]

                      Metropolitan Life Insurance Company

                                A Stock Company
                  One Madison Avenue, New York, NY 10010-3690

                                  ENDORSEMENT
                         BASIC INCOME ANNUITY OPTION B

This Endorsement modifies your Flexible Income Annuity Certificate by adding Basic Income Annuity Option B to your Annuity. The certificate including this Endorsement is a legal contract between you and MetLife that describes your [and the annuitant's] benefits and rights [and the beneficiary's rights] in Question and Answer format. Please read the certificate and this Endorsement carefully.

CERTIFICATE NO:

                  [XXXXXXXB]

GROUP ANNUITY CONTRACT NO:

                  [YYYYYYYY]

All terms defined in Question 1 of this Basic Income Annuity Option B Endorsement are applicable only to this option. Please refer to the Flexible Income Annuity portion of this certificate for an explanation of benefits payable under the Flexible Income Annuity.

         /s/ Gwenn L. Carr                 /s/ Robert H. Benmosche

         Gwenn L. Carr                     Robert H. Benmosche
         Vice-President & Secretary        Chairman of the Board,
                                           President and Chief Executive Officer

Form G.20247-(EMISP)1B

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Basic Income Annuity Option B Specifications Page

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
Option Commencement Date:

     [Month/Day/Year]
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Plan Name:

     [XYZ Corporation Retirement Plan]
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Type of Annuity:                                               Payment Frequency:

     [Lifetime Income Annuity with a Guarantee Period with          [monthly, quarterly, semi-annually, annually]
      Withdrawal Option]
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     -  Initial Basic Fixed payment                                             $[000.00]

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

Annuity Description:

1. If the annuitant is alive on the option commencement date, we will pay the specified payment amount from that date until the annuitant dies. We guarantee, however, that once payments start we will make the payment until [month/day/year] whether or not the annuitant is alive. We will make no further payments if the annuitant dies after [month/day/year].

[2.      Withdrawals may be made subject to the following terms:

a. During the two-year period beginning with the date benefit payments were first made under your certificate and ending on [month/day/year], you may request a full or partial withdrawal of the fair market value of this annuity. We will make no further payments if a full withdrawal of the fair market value occurs. A partial withdrawal of the fair market value of this annuity will result in a pro-rata reduction of all future payments. The pro-rata reduction will be equal to the ratio of the withdrawal amount to the full fair market value of this certificate at the time of the withdrawal.

b. Withdrawals made after the end of the two-year period will be limited to the withdrawal value of the guaranteed income payments that are payable up to and including [month/day/year]. Any such withdrawal will result in a pro-rata reduction of the benefit until [month/day/year]. The pro-rata reduction will be equal to the ratio of the withdrawal amount to the fair market value of the remaining guaranteed income payments payable under this certificate at the time of the withdrawal. Beginning with the first payment due on [month/day/year], provided the annuitant is alive on that date, we will make the full payment due under this option determined as if no withdrawal of the withdrawal value of the guaranteed income payments had occurred.

Form G.20247-(EMISP)1B

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c.       The minimum withdrawal amount is [$1,000.00]. All withdrawals will be subject to an administrative charge of [$95.00], which will be deducted from the withdrawal amount prior to payment. If amounts withdrawn during the first two years would result in the payment due immediately following the date of withdrawal to be less than [$100.00] [a month], then the full fair market value must be withdrawn, and we will make no further payments under this certificate. If any withdrawal made after [month/day/year] but before [month/day/year] would result in a [monthly] payment that is less than [25%] of the payment amount due on the first payment date after [month/day/year], (computed as if no withdrawal of the guaranteed income payments had occurred) no withdrawal will be permitted.

d. Both the basic income annuity option B amount(s) and the flexible income annuity option A will be aggregated for purposes of determining the fair market value of the annuity and the withdrawal values of the guaranteed amounts. Subject to the above restrictions, a request to withdraw a specific dollar amount will be treated as a withdrawal from both the flexible income annuity option A and the basic income annuity option B. Reductions in any remaining income payments after a withdrawal will be made proportionately to both the flexible and basic income annuity options under this certificate.

e. Notwithstanding anything in this certificate (including this basic income annuity option B endorsement) to the contrary, solely for purposes of this withdrawal feature, neither the fair market value nor the withdrawal value of the income annuity may exceed the total future expected payments as determined under the applicable income tax regulations of section 401(a)(9) of the Code.]

3. We will pay the payee(s) named by the owner. If no payee is designated, or no designated payee is alive when a payment is due, we will, make payment to whomever of the following are alive in the following order: the annuitant, if living otherwise, the beneficiary, if living. If both are dead, any guaranteed payments due will be made to the [estate of the last to die of the annuitant and the beneficiary][owner].

4. We may withhold amounts from income payments and withdrawals, or reduce future payments, as required under applicable federal state or local tax law to satisfy any tax liability with respect to such payments and withdrawals (including without limitation income, estate and gift, generation skipping transfer tax, other excise taxes [and premium taxes]).

We reserve the right to require receipt of a properly executed spousal consent to the extent required under the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, or the Retirement Equity Act of 1984 prior to the issuance of this certificate[ or the making of any requested withdrawal under this certificate].

Form G.20247-(EMISP)1B

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1.       WHAT DO THE BASIC TERMS USED IN THIS ENDORSEMENT MEAN?

         "Basic Income Annuity Option B" is an annuity payment option available under this certificate that provides a fixed annuity income.

         ["Fair market value" of this basic income annuity option B, as determined on the date MetLife receives the request for a withdrawal, is equal to the amount that would be needed to purchase an annuity, as if such purchase occurred on the date of withdrawal, whose type of annuity, income payment amounts and annuitant(s) is identical to this annuity as it exists on that date].

         "Option commencement date" is each [monthly] anniversary of the date payments were initially made under basic income annuity option B.

         ["Withdrawal value of guaranteed income payments" for the basic income annuity option B under this certificate, as determined on the date MetLife receives the request for a withdrawal, is equal to the amount that would be needed to purchase only those payments that are guaranteed to be paid under this basic income annuity option B without regard to the death of the annuitant(s), whose benefit form, income payment amounts and annuitant(s) is identical to this annuity as it exists on that date.]

2. CAN THE INITIAL BASIC INCOME ANNUITY OPTION B PAYMENT SHOWN ON THE SPECIFICATIONS PAGE CHANGE?

         Once this certificate is issued, you[ (or the person designated by you)] will be unable to change the type of the annuity; the annuitant(s) or the date payments are made. Your payment amount may change if you[ (or a person designated by you)] elect to transfer additional amounts from your flexible income annuity option A. If you [(or the person designated by you)] elect to transfer additional amounts from your flexible income annuity option A, you[ (or a person designated by you)] will receive written confirmation showing the new payment amount under this option B.

         [The payment amount may also change if you [(or the person designated by you)] elect to withdraw all or a portion of the fair market value of the annuity or any portion of the withdrawal value of the guaranteed income payments.]

         Transfers may not be made from this certificate to your flexible income annuity option A.

3.       DOES THIS CERTIFICATE CONTAIN ALL THE PROVISIONS AFFECTING IT?

         Yes. This Basic Income Annuity Option B Endorsement, the Flexible Income Annuity Certificate and its Exhibits A and B, Attachment A and any other attachments, riders and/or endorsements included in it make up your entire contract with us. We will never contest the validity of this certificate. Changes in its provisions may only be made in writing by our President, Secretary or a Vice-President. No provision may be waived or changed by any of our other employees, representatives or agents.

Form G.20247-(EMISP)1B

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